Exhibit 21.1
List of Subsidiaries

Wholly-owned Subsidiaries
NetSol Technologies North America, Inc. (“NTNA”)
NetSol Technologies Limited (“NetSol UK”)
NetSol-Abraxas Australia Pty Ltd. (“Abraxas”)
NetSol Technologies Europe Limited (“NTE”)
NTPK (Thailand) Co. Limited (“NTPK Thailand”)
NetSol Connect (Private), Ltd. (“Connect”)
Vroozi, Inc. (“Vroozi”)
NetSol Technologies (Beijing) Co. Ltd. (NetSol Beijing)
Majority-owned Subsidiaries
NetSol Technologies, Ltd. (“NetSol PK”)
NetSol Innovation (Private) Limited (“NetSol Innovation”)
Virtual Lease Services Holdings Limited (“VLSH”)
Virtual Lease Services Limited (“VLS”)
Hanover Asset Finance (Ireland) Limited (“HAFL”)